Exhibit 8.2

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

December 16, 2022

Board of Directors

HV Bancorp, Inc.

2005 South Easton Road

Suite 304

Doylestown, PA 18901

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are special counsel to HV Bancorp, Inc., a Pennsylvania corporation (“HVBC”), in connection with (i) the planned merger (the “Merger”) of HVBC with and into Citizens Financial Services, Inc., a Pennsylvania corporation (“CZFS”), pursuant to the Agreement and Plan of Merger, dated as of October 18, 2022 (the “Merger Agreement”), by and among CZFS, CZFS Acquisition Company, LLC, First Citizens Community Bank, HVBC and Huntingdon Valley Bank, and (ii) the preparation and filing by CZFS of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the U.S. Securities and Exchange Commission on December 16, 2022. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

In connection with this opinion, we have reviewed: (i) the Merger Agreement; (ii) the Registration Statement; (iii) the Proxy Statement/Prospectus, and (iv) the certificates of officers of HVBC and CZFS as to certain factual matters, dated the date hereof (the “Certificates”), and have assumed that such statements and representations will be complete and accurate as of the Effective Time of the Merger.

We have relied, with the consent of HVBC and CZFS, upon the accuracy and completeness of the Certificates (which Certificates we have neither investigated nor verified). We have assumed that the Certificates will be re-executed in substantially the same form by appropriate officers of HVBC and CZFS as of the Closing Date. For purposes of rendering this opinion, we have assumed that all relevant statements in the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus and written representations of the parties, including those made “to the best knowledge of” or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. Our opinion may not be relied upon and may be invalid if any assumption described above is untrue for any reason.

HV Bancorp, Inc.

December 16, 2022

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that under Current Law, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and we hereby confirm that the discussion contained in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material tax consequences of the Merger.

This opinion is based on Current Law and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues. It is possible that Congress could enact new law, or that the U.S. Department of the Treasury or the IRS could issue new regulations or guidance, after the date hereof that would be inconsistent with the opinion expressed herein. It is possible that courts of competent jurisdiction could issue decisions after the date hereof that would be inconsistent with the opinion expressed herein. Any changes in law could have retroactive effect.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Luse Gorman, PC
Luse Gorman, PC